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                   Kimco Realty Corporation and Subsidiaries
                      Computation of Ratio of Earnings to
             Combined Fixed Charges and Preferred Stock Dividends
                     For the Year Ended December 31, 1998



Income before extraordinary items                                 $ 127,166,331

Add:
   Interest on indebtedness                                          63,547,946
   Amortization of debt related expenses                              1,680,197
   Portion of rents representative of the
     interest factor                                                  6,655,956
                                                                  -------------
                                                                    199,050,430

Adjustment for equity share in partnerships                          (1,830,854)
                                                                  -------------

       Income before extraordinary items, as adjusted             $ 197,219,576
                                                                  =============


Combined fixed charges and preferred stock dividends-
   Interest on indebtedness                                          64,723,874
   Preferred stock dividends                                         24,653,847
   Amortization of debt related expenses                              1,564,883
   Portion of rents representative of the
     interest factor                                                  6,655,956
                                                                  -------------

        Combined fixed charges and preferred stock dividends         97,598,560
                                                                  =============

Ratio of Earnings to Combined Fixed Charges
   and Preferred Stock Dividends                                            2.0
                                                                  =============